EXHIBIT 5.1

Fraser and Company
Barristers and Solicitors
1200 - 999 West Hastings Street,
Vancouver, BC, V6C 2W2
Phone (604) 669-5244
Fax (604) 669-5791

September 27, 2002

Securities and Exchange Commission
450 Fifth Avenue, NW
Washington, D.C., 20549

Re: ECP Ventures Inc.

Gentlemen:

Please be advised that we have reached the following conclusions regarding the above offering:

1. ECP Ventures Inc. (the "Company") is a duly and legally organized and existing Nevada state corporation, with its registered office located in Reno, Nevada and its principal place of business located in Burnaby, British Columbia, Canada. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on March 12, 2002. The Company's existence and form is valid and legal pursuant to the representation above.

2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of common stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The common stock previously issued of the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold under Amendment No. 2 to Form SB-2 Registration Statement is likewise legal under the laws of the State of Nevada including statutory provisions applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

3. To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. We know of no disputes involving the Company and the Company has no claim, actions or inquiries from any federal, state, or other government agency other than as set forth in the registration statement. We know of no claims against the Company or any reputed claims against it at this time, other than set forth in the registration statement.

4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the shareholders upon voluntary or involuntary liquidation of the Company.

5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6. All tax benefits to be derived from the Company's operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

7. By director's resolution, the Company has authorized the issuance of up to 2,000,000 shares of common stock.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 75,000,000 shares of common stock, $0.001 par value. Therefore, a Board of Directors' resolution which authorized the issuance for sale of up to 2,000,000 of common stock, would be within the authority of the Company's directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

This opinion is delivered in accordance with the requirement of Items 601 (b) (5) and (23) of Regulations S-B under the Securities Act.

In rendering this opinion we have relied on our review of documentation representing the transactions involving the transfer of shares and certain other applicable documents pertaining to the status of the Company and its common stock that was furnished to us by the Company. We have also received oral representations made by certain officers of the Company.

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed or photostatic copies and the authenticity of its originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon and oral or written statements and representations of officers and other representations of the Company and others.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to Amendment No. 2 to Form SB-2. This opinion is expressly limited to the matters stated herein, and this law firm makes no opinion, express or implied, as to any other matters relating to the Company or its security.

Yours truly,

FRASER AND COMPANY

By: /s/ "Ailin Wan"